Exhibit 8.2

METTE, EVANS & WOODSIDE
A PROFESSIONAL CORPORATION
Attorneys at law
HOWELL C. METTE ROBERT MOORE CHARLES B. ZWALLY PETER J. RESSLER JAMES A. ULSH GARY J. HEIM MARY ALICE BUSBY KATHRYN L. SIMPSON THOMAS F. SMIDA	PAULA J. LEICHT TIMOTHY A. HOY THOMAS A. ARCHER* HENRY W. VAN ECK MARK D. HIPP RONALD L. FINCK HEATHER Z. KELLY JEFFREY A. ERNICO MARK S. SILVER	3401 NORTH FRONT STREET P.O. BOX 5950 HARRISBURG, PA 17110-0950 IRS NO. 23-1985005	BERNADETTE BARATTINI RANDALL G. HURST** JENNIFER D. WETZEL MELANIE L. VANDERAU AARON T. DOMOTO BRIAN J. HINKLE KEVIN J. HAYES ERIN L. PENTZ	JAMES W. EVANS 1926 - 2008 _________ * NEW JERSEY BAR ** MARYLAND BAR

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October 7, 2015

Metro Bancorp, Inc.

3801 Paxton Street

Harrisburg, PA 17111

RE:	Opinion re Metro Bancorp, Inc. Merger

Ladies and Gentlemen:

The Agreement and Plan of Merger between F.N.B. Corporation (“F.N.B.”) and Metro Bancorp, Inc. dated as of August 4, 2015 (the “Agreement”) provides in Paragraph 7.3(d) of Article 7 Condition Precedent that as a condition of the Merger, Metro Bancorp, Inc. (“MBI”) shall have received the opinion of Mette, Evans & Woodside P.C. that the Merger will qualify for the “Intended Tax Treatment.” This term is described in the Preamble to the Agreement that the transaction will be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). F.N.B. and MBI under Sections 354 and 361 of the Code are each a party thereto. We are providing our opinion regarding certain federal income tax consequences of the Merger for inclusion in the registration statement on Form S-4 being filed concurrently by FNB with the Securities and Exchange Commission.

For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.	The representations made to us by MBI in its Officer’s Certificate dated October 7, 2015;

3.	The representations made to us by F.N.B. in its Officer’s Certificate dated October 7, 2015;

4.	Such instruments and documents related to the formation, organization and operation of F.N.B. and MBI and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

Metro Bancorp, Inc.

October 7, 2015

Section 368(a)(1)(A) of the Code provides that the term “reorganization” includes a “statutory merger or consolidation.”

MBI as a Pennsylvania business corporation is subject to the provisions of the Entity Transaction Law, 2014 P.L. 2640, 15 Pa.C.S.A. §311 (1914) effective July 1, 2015. Section 331 “Merger authorized” of Subchapter C, Merger provides in Subsection (a) that one or more domestic entities, i.e. MBI, may merge with one or more domestic entities or foreign associations into a surviving association, F.N.B. (which may be the surviving association if the merger is authorized by the laws of formation of the foreign association). Thus, it is our opinion, and you are so advised that the transaction constitutes a “statutory merger” as that term is used in subsection (a)(1)(A) of §368 of the Code. We hereby confirm that the discussion contained in the Joint Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger to a shareholder of MBI who holds shares of MBI common stock as a capital asset.

As to the shareholders of an entity, Section 354 of the Code provides that no gain or loss will be recognized if stock of one corporation pursuant to a “plan of reorganization” is exchanged solely for stock or securities of another corporation or party to the reorganization. Therefor it is our opinion, and you are so advised that no gain or loss will be recognized to the shareholders of MBI with respect to the exchange pursuant to the Agreement upon the closing thereunder.

Under Section 361 of the Code, no gain or loss is recognized to a corporation if such corporation exchanges property in pursuit of the plan of reorganization solely for stock or securities in another corporation a party to a reorganization. Therefor it is our opinion, and you are so advised that no gain or loss will be recognized by MBI pursuant to the Agreement upon the closing thereunder.

In rendering the opinion herein we have noted the requirement in the basic Code provisions involved herein that the exchange of stock be “- - - solely for stock - - -.” We note that the provisions of Section 1.4, Conversion of MBI Common Shares, in the Agreement in subsection (e) providing for cash payments to MBI shareholders for the fractional shares resulting from the Exchange Ratio of 2.373 shares of F.N.B. common stock for each MBI share of common stock being provided to MBI shareholders. In respect thereto we note the provision of IRS Revenue Ruling 65-35, 1966-2 C.B. 116 wherein the Service ruled that the payment of cash for fractional shares in a corporate merger will not violate the “ - - - solely for voting stock requirement of section 368(a)(1)B and C of the Internal Revenue Code of

Metro Bancorp, Inc.

October 7, 2015

1954 - - -” and the cash so received for fractional shares will be treated as a redemption of the fractional shares under Section 302 of the Code as distributions in exchange for the MBI stock, i.e. a capital gain.

We also considered the provision in Section 1.6, MBI Stock Options of the Agreement whereby each outstanding option to purchase MBI common shares in the MBI Stock Plans shall be converted automatically into options to purchase that number of shares of F.N.B. common stock determined by multiplying the exchange ratio in the Agreement by the number of shares in the option. The Internal Revenue Service has ruled favorably on this matter in Revenue Ruling 70-269, 1070-1 C.B. 82 that “ - - - the solely for voting stock requirement of sections 368(a)(1)(B) of the Code is not violated where, pursuant to a plan of reorganization, an acquiring corporation substitutes its stock options for outstanding stock options of the acquired corporation.”

The requirement that the consideration be “solely for voting stock” does not appear in IRC Section 368(a)(1)(A), the subsection applicable to the Agreement, but the requirement that the exchange be “solely for stock” does appear in IRC Section 354 providing the desired tax treatment for the stock exchange contemplated in the statutory merger as an exempt transaction. Thus this Revenue Ruling 70-269 is authority for our opinion that the merger contemplated by the Agreement can be a tax-free reorganization despite the assumption by F.N.B. of the outstanding MBI stock options.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Joint Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code, (ii) that original documents (including signatures) are authentic, (iii) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (iv) the accuracy of the statements and representations contained in the Documents, (v) that covenants and warranties set forth in the Documents will be complied with, and (vi) that the Merger will be effective under applicable state law.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Metro Bancorp, Inc.

October 7, 2015

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to us in the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ METTE, EVANS & WOODSIDE